Corrected Press Release:
GulfMark Offshore Announces
Expansion of New Build Program

March 22, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced it has corrected information within its press release regarding expansion of the new build program. In the sentence that indicated there were nine new build deliveries between 2008 and the middle of 2010, the actual number is seven. The corrected text appears below.

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March 22, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced it has reached an agreement to build two additional vessels for the Company’s worldwide operated fleet.

GulfMark has entered into a contract with Aker Yards ASA to construct two large platform supply vessels of the Aker PSV 09CD design, at a cost of approximately $85 million. The vessels are 4,850 deadweight tons, diesel electric powered and conform to the Clean Design classification with expected deliveries in late 2009 and the first half of 2010.

 Bruce Streeter, President and Chief Executive Officer of the Company, commented: “The Aker 09CD vessel is similar to the two vessels we will take delivery of this year. They have the same efficient hull design and large capacities as the ones to be delivered this year, but add dynamic positioning (DP) 2 as well as Clean Design classifications. They are built to meet the future requirements that vessels be built to a full double hull concept with additional items to improve environmental characteristics. We have had strong customer interest in the Aker 09 vessels currently under construction that will be named Highland Prestige and Highland Promise. The first of these vessels will deliver shortly and we plan for the start of its first contract in the early part of April. Having worked closely with the Aker Group on the design, we believe the Aker PSV09CD vessel will meet all anticipated regulatory requirements and fit into the future planning of our customers. When the vessels covered by this announcement are delivered, we will have four of the large capacity Aker 09 vessels in our fleet which are expected to provide improved economics for both ship owner and charterer.

We are very pleased to be able to add the capacity and added dimension of these vessels as part of our overall fleet development. The Company will add a total of four new construction, owned vessels to the fleet during 2007. With the addition of these two vessels to the new build program, there will be seven new build deliveries between 2008 and the middle of 2010.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

GulfMark Offshore, Inc.
Press Release
March 22, 2007

Contact:    Edward A. Guthrie, CFO & Executive Vice President - Finance
       (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.